Exhibit 99.1

Coupa Acquires Leading Third-Party Risk Management Provider Hiperos

Acquisition extends the company’s leadership in business spend management, empowering businesses to further protect their brand and bottom line

SAN MATEO, Calif., December 10, 2018 – Coupa Software (NASDAQ: COUP), a leader in business spend management (BSM), announced today that it acquired Hiperos, a leading third-party risk management provider and division of Opus. The acquisition enables businesses with the advanced technology they need to extensively evaluate the risk of their full supplier base to further protect their brand and bottom line.

“Third-party risk and compliance is a growing threat as global supply chains expand, regulatory requirements grow, and cyber crimes increase, and until now, businesses have relied on point solutions to manage these risks,” said Rob Bernshteyn, chief executive officer at Coupa. “As an integral part of the Coupa BSM Platform, Hiperos’s advanced third-party risk management offering enables enterprises to extensively evaluate the risk of their supplier base and shift spend to optimal suppliers. I am excited to welcome the Hiperos team to Coupa and look forward to furthering our mission to empower businesses to spend smarter.”

Based in Branchburg, New Jersey, Hiperos’s cloud application enables businesses to actively manage third-party risk and compliance, including advanced risks such as information security, bribery and corruption, and demanding new data privacy regulations like the General Data Protection Regulation (GDPR). As part of the Coupa BSM Platform and marketed as Coupa Risk Assess, Hiperos enables companies to:

•	Assess supplier relationships from the beginning (prior to contract) as well as the breadth and depth of work each supplier does with the company

•	Identify risk throughout the supply chain by gathering comprehensive information on suppliers’ suppliers

•	Manage risk and compliance with multiple risk domains (e.g. InfoSec, FCPA, GDPR, etc.) and comply with new risk domains as they emerge.

•	Proactively communicate risk information to decision makers so that spend and risk management decisions can be made effectively, while managing action plans to de-risk the entire supplier relationship

“Third-party data breaches are rising, new regulations are complex, and businesses are working with more third parties than ever,” said Emanuele Conti, chief executive officer at Opus. “We founded our business with the primary goal of providing companies with a comprehensive and market-leading solution to proactively manage third-party risks. We could not be happier to be joining Coupa and make third-party risk management a core piece of companies’ overall business spend management strategy.”

“Due to an increasing number of high profile breaches and the increasing risk of extended services and physical supply chains, third-party risk mitigation and compliance has become a top priority for large organizations across industries. Using a holistic approach to managing suppliers and spend can shine a proactive light on vulnerabilities, while reducing risk and protecting brand reputation,” said Jason Busch, managing director at Spend Matters. “Coupa’s acquisition of Hiperos hits on a critical need in the market – the merging of third-party risk management with broader business spend management processes. Coupa has an established process for marrying acquired companies with their platform and we expect to see the same operational model deployed for Hiperos’s industry-leading integrated risk management capabilities.”

Hiperos has been widely recognized as a leading third-party management provider, including being named a 2018 Provider to Watch by Spend Matters, a Top 20 Most Promising Enterprise Risk Management Solution Provider by CIO Review, and winner of the GRC 20/20 Award for Innovation in User Experience for Third-Party Management.

To learn more about the Coupa BSM Platform, which empowers the world’s most successful organizations with the visibility and control they need to manage all their spend in one place, visit https://www.coupa.com/.

About Coupa

Coupa Software is the cloud platform for business spend management (BSM). We deliver “Value as a Service” by helping our customers maximize their spend under management, achieve significant cost savings, and drive profitability. Coupa provides a unified, cloud-based spend management platform that connects hundreds of organizations representing the Americas, EMEA, and APAC with millions of suppliers globally. The Coupa platform provides greater visibility into and control over how companies spend money. Customers – small, medium, and large – use the Coupa platform to bring billions of dollars in cumulative spend under management. Learn more at www.coupa.com. Read more on the Coupa Blog or follow @Coupa on Twitter.

About Opus

Opus is a global risk and compliance SaaS and data solution provider, founded on a simple premise: that faster, better decisions in compliance and risk management give businesses an extraordinary advantage in the marketplace.

Today, the world’s most respected global corporations rely on Opus to free their business from the complexity and uncertainty of managing customer, supplier and third-party risks. By combining the most innovative SaaS platforms with unparalleled data solutions, Opus turns information into action so businesses thrive.

For more information about Opus, please visit www.opus.com.

Forward-Looking Statements

This release includes forward-looking statements. All statements other than statements of historical facts, including the proposed benefits of the acquisition and statements regarding the capabilities of Coupa and Hiperos following the acquisition, are forward-looking statements. These forward-looking statements are based on Coupa’s current expectations and projections about future events and trends that Coupa believes may affect its financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially, including difficulties with the integration process or the realization of the benefits of the acquisition. These and other risks and uncertainties that could affect Coupa’s future results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Coupa’s most recently filed Form 10-K or 10-Q filed with the SEC, which is available at investors.coupa.com and on the SEC’s website at www.sec.gov. Further information on potential risks that could affect actual results will be included in other filings Coupa makes with the SEC from time to time.

The forward-looking statements in this release reflect Coupa’s expectations as of the date hereof. Coupa undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this release to conform these statements to actual results or to changes in our expectations.

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